Exhibit 99.1

Minerco’s Level 5 Acquires Specialty Beverage Distributor, Avanzar

Maker of VitaminFIZZ® Integrate Distribution Company into its Portfolio

HOUSTON, TX – October 27, 2014 -- Minerco Resources, Inc. (OTCQB: MINE), parent company of Level 5 Beverage Company, Inc., the makers of VitaminFIZZ® and Coffee Boost™, announced that Level 5 has acquired controlling interest in Avanzar Sales and Distribution, LLC in California.

Avanzar is a leading full service broker and distributor of world-class consumables and products. The company covers the Southern California retail marketplace and currently services over 3,200 locations. Avanzar’s expertise is in nurturing innovative brand development through every step of the process. Their portfolio of over 20 progressive brands is highlighted by: VitaminFIZZ, Cabana Natural Lemonades and Coconut Water, Fruzinga, Popcornopolis and JAK E-cigs.

In FY2013, Avanzar generated annual sales of approximately $2,600,000.00. The company’s projected revenue for FY2014 is approximately $2,700,000. Based in Brea, California, Avanzar employs 19 full-time staff and has a fleet of 10 trucks (including refrigerated trucks). With the support of Level 5, Avanzar’s Gross Revenues are projected to be $5,500,000.00 in 2015 and continued exponential growth in 2016.

Level 5’s acquisition of the controlling interest of Avanzar was made in affiliation with Minerco, the parent company of Level 5. Under the terms of the deal, Level 5’s structured payments of $500,000 yields Level 5 an irrevocable majority voting interest (51%) and an initial 30% equity percentage. The use of proceeds is to be deployed entirely and solely to expand Avanzar’s distribution business and not to be paid to Avanzar shareholders. Level 5 also has the option to purchase an additional 21% equity stake at a fixed price and another option to purchase up to 75% of the total equity of Avanzar at a fixed multiple of revenues.

“These are very exciting times for Minerco and Level 5. This acquisition broadens our base in the beverage industry through vertical integration and immediately strengthens our asset valuation and top line revenues,” said V. Scott Vanis, Minerco's Chairman and CEO. “The Avanzar team has a very forward-looking focus in the beverage industry which makes Avanzar a prime candidate for rapid growth. We openly welcome Avanzar’s President, Mr. Bill Juarez and his top-notch team to our family and look forward to expanding nationwide together!”

Avanzar’s Bill Juarez will continue his role as President of the company, and his entire staff will remain unchanged. The investment portends an expansion of Avanzar’s resources to increase its distribution footprint within Southern California and the Southwest Region. In 2015, with the support of Level 5 and VitaminFIZZ, expansion outside of the region is planned with preliminary expansion targets already identified and/or currently in negotiations.

"We are thrilled about the prospects for this new partnership with Level 5 and the expansion opportunities that are now possible,” said Juarez.  “Level 5 has demonstrated an ability to exceed expectations this past year as they developed and launched VitaminFIZZ, and we look forward to capitalizing on our combined strength in the market."

About Avanzar

Headquartered in Brea, California, Avanzar Sales and Distribution specializes in working with early stage, fast moving consumer brands to develop and implement sales and distribution strategies. The Company operates a full service brokerage which includes account management, trade development and logistics services as well as in house DSD operations throughout Southern California. Avanzar distributes products to some of the most trusted retailers in the United States, including Kroger, Albertsons, HEB, Golub (Price Chopper), Whole Foods, Walgreens, 7-Eleven, Tesoro, Circle K, Chevron, Kmart, Gelson’s and Winco. www.avanzarsales.com

About Minerco Minerco Resources, Inc. (OTCQB: MINE) is the parent company of Level 5 Beverage Company, Inc. (Level 5), a specialty beverage company which develops, produces, markets and distributes a diversified portfolio of forward-thinking, good-for-you consumer brands. The Level 5 brand umbrella includes: VitaminFIZZ®, Vitamin Creamer®, Coffee Boost™, The Herbal Collection™ and LEVEL 5®. www.minercoresources.com.

Public Disclosure

Details of the Company's business, finances and agreements can be found as part of the Company's continuous public disclosure as a fully reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's ("SEC") EDGAR database. For more information, please visit: http://www.minercoresources.com. The above statements have not been evaluated by the Food and Drug Administration (FDA). These products are not intended to diagnose, treat, cure or prevent any disease.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company's ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

CONTACT:
Jason Grimley
Spelling Communications
jasongrimley@spellcom.com
323-309-8714